360 GLOBAL WINE COMPANY ANNOUNCES THE ACQUISITIONS
                     TOTALING AN 18.7% OWNERSHIP INTEREST IN
                          FIRST MONTAUK FINANCIAL CORP.

Napa Valley,  CA (January 19,  2006) 360 Global Wine  Company  (Symbol:  OTC BB:
TGWC) announced that it is acquiring outstanding shares of common stock of First Montauk Financial Corp. that would give the company ownership of approximately 18.7% of First Montauk's common stock. On January 13, 2006, the company entered into a stock purchase agreement with BMAC Corp. and the stockholders of BMAC to purchase all of the outstanding capital stock of BMAC. At the closing of the BMAC transaction, which is expected to occur no later than April 15, 2006, 360 Global Wine Company will become the beneficial owner of 837,643 shares of common stock of First Montauk that BMAC will own at the closing. As consideration, the company agreed to pay the BMAC stockholders an aggregate purchase price of approximately $1.46 million in shares of the company's common stock. At the same time, the company also entered into separate stock purchase agreements with certain other stockholders of First Montauk, which stockholders have agreed to sell to the company an aggregate of 2,148,545 shares of First Montauk common stock for an aggregate purchase price of approximately $3.76 million, which also will be payable in shares of 360 Global Wine Company's common stock. The closings of these additional acquisitions with the First Montauk stockholders are expected to occur on the same date as the closing of the BMAC acquisition, which will occur after the company effects its reverse stock split as described in the company's preliminary information statement filed with the Securities and Exchange Commission in December 2005.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of 360 Global Wine Company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.


Contact:
360 Global Wine Company
Attention: Joel Shapiro
Phone: (707) 254-9100